Exhibit 10.2
CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of June 14th, 2022 (the “Effective Date”), is made by and between Sema4 OpCo, Inc., having a business address of 333 Ludlow Street, Stamford, CT 06902, including its affiliates (“Sema4”), and Isaac Ro, an individual with a principal address of 620 Greenfield Hill Rd Fairfield CT 06824 (“Consultant”).
WHEREAS, on June 10, 2022, Sema4 provided written notice to Consultant of the termination of his employment in accordance with Section 5.B.(iv) of the employment agreement entered into between Sema4 and Consultant, dated as of July 22, 2021 (the “Prior Employment Agreement”);
WHEREAS, Consultant’s last day of employment with Sema4 will be August 9, 2022 (the “Employment Termination Date”);
WHEREAS, Consultant will be entitled to receive certain separation payments and benefits in the event Consultant executes and delivers, and does not revoke, the confidential separation agreement and general release in accordance with the terms of the Prior Employment Agreement;
WHEREAS, following the Employment Termination Date, provided that Consultant enters into such confidential separation agreement and general release, Sema4 desires to retain the professional services of Consultant in an advisory capacity in order to obtain the benefit of Consultant’s expertise and experience on the topics (the “Services”) set forth in one or more statements of work to be entered into from time to time in writing signed by the parties; and
WHEREAS, Consultant desires to render the Services to Sema4 upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:
1.Consulting Services.
(a)    This Agreement is for the personal services of Consultant, and the Consultant may not be replaced with another person or other people without the prior written consent of Sema4. Consultant shall devote such time and effort necessary to perform the Services and to provide the Deliverables (as defined below) in accordance with the statement of work attached hereto as Exhibit A (the “Statement of Work”), and in a professional manner consistent with industry standards.
(b)    Consultant shall perform the Services in compliance with all applicable laws and regulations.
2.Term of Agreement. The term of this Agreement (the “Term”) shall commence on August 10, 2022 and shall expire on February 10, 2023 (the “End Date”), unless earlier terminated as set forth herein. Notwithstanding the foregoing, in the event that the Consultant does not execute and deliver the confidential separation agreement and general release attached hereto as Exhibit B (the “Release Agreement”) to Sema4 within the 21-day period following the Employment Termination Date, or in the event that the Release Agreement does not become effective and/or the revocation period provided therein does not expire without Consultant having revoked the Release, then this Agreement shall expire automatically and Consultant shall not be entitled to receive any compensation outlined in the Statement of Work.
3.Compensation. As compensation for the Services to be rendered by Consultant hereunder, Sema4 agrees to compensate Consultant for Consultant’s actual performance and delivery of Services as outlined in the Statement of Work, which are hereby incorporated by reference and made a part of this Agreement.
4.Expenses. Out-of-pocket expenses that Consultant may incur in connection with the performance of Services to Sema4 under this Agreement require prior written authorization from Sema4. Consultant shall follow Sema4’s rules on travel expenses and shall provide Sema4 with appropriate receipts for any reimbursable expenses. Sema4 shall only reimburse Consultant for approved, undisputed expenses after receipt of the required supporting documentation.
5.Relationship of the Parties. It is the express intention of the parties that they are independent contractors and not employees, agents, or partners of each other, and the parties agree not to hold themselves out as, or give any person any reason to believe that they are employees, agents, or partners of each other. No act of one party shall bind or obligate the other party. Each party retains its right to provide services for others during the Term of this Agreement, and neither party is required to devote its services exclusively to the other.
6.Deliverables.
(a)    All tangible and intangible results of the Services requested by Sema4—including but not limited to all such advice, input, guidance, strategies, business plans, lectures, and seminars—shall be considered “Deliverables” under this Agreement and each applicable Statement of Work. All Services shall be performed and all Deliverables shall be delivered in accordance with the schedule and deadlines set forth in the applicable Statement of Work, if any.
(b)    Acceptance of Deliverables. Upon the completion of any Deliverable in the performance of the Services, Consultant shall deliver such Deliverable to Sema4. Sema4 shall have ten (10) business days to evaluate the Deliverable. Within this evaluation period, Sema4 shall provide written notice of its: (i) acceptance of such Deliverable or (ii) rejection of such Deliverable, specifying the basis therefore. Consultant shall have thirty (30) days to cure any defect and resubmit the work product for acceptance and payment; provided, however, that Sema4 is under no obligation to accept such resubmitted Deliverable and shall provide written notice of its acceptance or rejection of the resubmitted Deliverable, as required above. Sema4’s failure to provide written notice of its rejection of a Deliverable will constitute acceptance of such Deliverable.
(c)    Consultant’s Warranty. Consultant hereby represents and warrants that he or she is qualified to perform the Services under the terms of this Agreement, and that the Services will be performed with reasonable care in a diligent and competent manner within the time frame(s) reflected in each Statement of Work. Consultant’s sole obligation under this warranty will be to correct any non-conformance with this Agreement that is identified by Sema4 in writing, which non-conformance must be corrected within a reasonable amount of time based on the severity and complexity involved, but in any event not more than thirty (30) days; provided, however, that such period of time will not interfere with or extend any deadlines or timeframes set forth in a Statement of Work.
7.Assignment of Rights.
(a)    Sema4 shall own all work product developed, created, or authored (solely or jointly with others) by the Consultant in the performance of the Services, whether or not registerable under copyright or similar statutes, including any Deliverable and including, without limitation, any forms, images, text, data, documents and any elements relating thereto (collectively, the “Work Product”). Consultant acknowledges that all Work Product produced in Consultant’s performance of the Services, to the extent such works protectable by copyright, are “works made for hire” as defined in Section 101 of the U.S. Copyright Act.
(b)    To the extent that title to any Work Product may not, by operation of law, vest in Sema4 or may not be considered to be “works made for hire,” all right, title and interest therein are hereby irrevocably assigned to Sema4. All such Work Product shall belong exclusively to Sema4, and Sema4 shall have the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, including any extensions and renewals thereof.
(c)     Consultant will not generate Work Product subject to any third party rights in software or intellectual property without the express prior written consent of Sema4. If Consultant receives such consent, Consultant will notify Sema4 in writing of such third party rights prior to providing such Work Product to Sema4.
8.Consultant Materials.
(a)    Consultant will retain ownership of all right, title and interest in all intellectual property and proprietary information owned by Consultant prior to the Effective Date or generated by Consultant outside of the scope of this Agreement and the Services (“Consultant Materials”). However, for clarity, nothing contained in this Agreement shall restrict Sema4 from using of any ideas, concepts, know-how, methodologies, processes, technologies, algorithms, techniques, arrangements, depictions or presentations that Consultant, individually or jointly with Sema4, develops or discloses in the performance of the Services.
(b)    To the extent Consultant’s Work Product contains Consultant Materials, Consultant hereby grants Sema4 a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in such Consultant Materials.
9.Confidentiality; Injunctive Relief.
(a)    “Confidential Information” as used herein means all confidential information owned or controlled by Sema4 that is disclosed to the Consultant, including without limitation information regarding Sema4’s products or services, research and development, documents, prototypes, samples, software, inventions, processes, formulas, technology, designs, drawings, engineering information, hardware configuration information, marketing information, business plans, financial information, investors and customer lists. In addition, Confidential Information shall also include the foregoing information of a third party in possession of Sema4 that Sema4 has a legal right to disclose to Consultant under terms of confidentiality.
(b)     Consultant acknowledges and agrees that, in performing his or her obligations under this Agreement, he or she may have access to, or be directly or indirectly exposed to, Sema4’s Confidential Information. Consultant shall use such Confidential Information only as reasonably necessary to perform the Services during the Term. For clarity permitted use of Sema4’s Confidential Information expressly excludes any use thereof for regulatory or patent filing purposes, or for initiation or pursuit of any proceeding to challenge the patentability, validity, or enforceability of any patent application or issued patent (or any portion thereof) that is owned or controlled by Sema4 (including, e.g., via pre-issuance submissions, post grant review, or inter partes review). Any such excluded use is hereby deemed a material breach of this Agreement and in such event, notwithstanding anything to the contrary herein, Sema4 may immediately bring an action in any court of law or equity with respect to such breach, and in addition to any other relief granted to the non-breaching Party, the breaching Party shall pay to the non-breaching Party all costs such non-breaching Party incurs in such proceeding including in defense of such patent application or patent. Any such payment shall be made within thirty (30) days of written demand.
(c)     Consultant shall maintain the confidentiality of all Confidential Information and shall not disclose, reproduce or otherwise use or make available such Confidential Information to any other person or entity during the Term of this Agreement and for five (5) years thereafter, except to Consultant’s employees, agents, and independent contractors, if any, solely to the extent that such people have a reasonable need to know in order to perform the Services. Consultant shall advise his or her employees, agents, and independent contractors, if any, before he or she receives access to any Confidential Information, of the obligations imposed by this Agreement, and shall require each such person to comply with those obligations; for clarity, Consultant shall be fully responsible for such compliance by his or her employees, subcontractors and independent contractors, if any.
(d)     In addition, Consultant may disclose Confidential Information of Sema4 to the extent required by law, court order, or other legal authority with jurisdiction, provided that Consultant promptly informs Sema4 in writing of such requirement and complies, at the Sema4’s written request and expense, with Sema4’s legal efforts to prevent or limit the scope of such required disclosure. In the event such legally compelled disclosure is made as permitted hereunder, Consultant shall continue in all other ways to maintain the confidentiality obligations and use restrictions herein with respect to such Confidential Information.
(e)     Consultant will use at least the same degree of care to maintain the confidentiality of the Confidential Information as Consultant uses in maintaining the confidentiality of his or her own confidential information, but always at least a reasonable degree of care.
(f)     All Confidential Information disclosed to Consultant shall remain the sole and exclusive property of Sema4, and no license or any other interest in Sema4’s Confidential Information is granted or implied by this Agreement.
(g)     Consultant acknowledges and agrees that Sema4 may be irreparably harmed by the breach of the confidentiality provisions of this Section 9, and that money damages may be inadequate as a remedy. Accordingly, Sema4 will be entitled to seek equitable relief, including, without limitation, an injunction or injunctions to prevent breaches of the provisions of this Agreement and to seek to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which Sema4 may be entitled, at law or in equity.
(h)     Consultant shall promptly return to the disclosing party all Confidential Information of disclosing party within ten (10) days of the earlier of: (i) the termination or expiration of this Agreement or (ii) the written request of disclosing party; provided, however, that Consultant may maintain one copy of the Confidential Information in his or her confidential files for purposes of monitoring his or her compliance with the terms of this Agreement.
10.Protected Health Information. Consultant agrees to protect the confidentiality of all Protected Health Information consistent with all requirements of federal, state and local laws, and all related regulations, including but not limited to the Health Insurance Portability and Accountability Act of 1996 as amended and all regulations related thereto (collectively, “HIPAA”), and New York State Public Health Law Art. 27-F (HIV/AIDS). Prior to gaining access to any Protected Health Information, Consultant and Consultant’s employees, agents and subcontractors, if any, shall, at Sema4’s request and sole discretion: (a) fill out all necessary additional forms or paperwork, including a HIPAA business associate agreement, and/or (b) complete Sema4’s online HIPAA training.
11.Ownership of Data. In addition to the nondisclosure and use requirements set out above with regard to Confidential Information, Consultant agrees not to use or disclose to any third party any information or data regarding Sema4 or any of its patients that the Consultant receives in connection with this Agreement. Consultant may not use, assign, disclose or sell Sema4 information for any purpose; for clarity, this prohibition will apply even if all data identifying Sema4 or its patient has been removed from information.
12.Section 952. To the extent that, and for so long as, Section 952 of the Omnibus Budget Reconciliation Act of 1980 and the regulations promulgated thereunder (“Section 952”) are applicable to this Agreement and the Services, the Consultant shall, until four (4) years after the termination or expiration of this Agreement (or earlier if permitted by law), comply with requests by the Comptroller General of the United States, the Secretary of HHS, and their duly authorized representatives for access to this Agreement and to the Consultant’s books, documents, and records necessary to verify the nature and extent of the costs of Services provided by the Consultant. The access must be requested in accordance with the provisions of Section 952. Consultant must include a provision similar to this paragraph in contracts, if any, between the Consultant and all subcontractors or agents involved with the Services. The Consultant must notify Sema4 immediately of any requests made pursuant to this provision. Nothing in this paragraph shall be construed as imposing on Consultant any obligation other than cooperating, to the extent reasonably possible, with any request made in connection with the enforcement of, or Sema4’s compliance with, Section 952.
13.Assignability and Binding Effect. The obligations of Consultant under this Agreement may not be delegated, and Consultant may not assign, transfer, pledge, encumber, or otherwise dispose of this Agreement or any of rights or obligations hereunder. Sema4 may assign its rights and obligations hereunder to an affiliate or to an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. Any attempted assignment or disposition in contravention to this Section 13 shall be null and void and without effect. The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs, executors and administrators, as the case may be.
14.Governing Law; Jurisdiction; Venue. This Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to conflicts of law provisions. The Parties hereby irrevocably submit to the exclusive jurisdiction of and venue in any state or federal courts located within the New York County in the State of New York with respect to any and all disputes concerning or otherwise arising under this Agreement.
15.Amendments, Discharges, Modifications and Waivers. No provision of this Agreement may be amended or discharged unless such amendment or discharge is agreed to in writing, signed by Sema4 and Consultant. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
16.Notices. All notices and other communications which are required or which may be given under the provisions of this Agreement shall be delivered personally or sent by certified mail, postage prepaid, return receipt requested to the respective parties as follows:
If to Consultant:
            To the address provided in the first paragraph hereof

If to Sema4:
Sema4
333 Ludlow Street
Stamford, CT 06902
Attention: General Counsel

17.Termination of Agreement by Sema4.
(a)     Sema4 may terminate this Agreement for any reason and without Cause (as defined below) at any time upon thirty (30) days’ advance written notice to Consultant. Sema4 may terminate this Agreement at any time upon fifteen (15) days’ written notice for Cause, for Consultant’s failure to perform the Services, or for any breach of this Agreement or the Release Agreement, subject to Consultant’s right to cure within ten (10) days of Sema4’s notice of such failure or breach. “Cause” shall have the meaning ascribed thereto in the Prior

Employment Agreement; provided that any breach of the Release Agreement and the filing for bankruptcy protection by Consultant shall also constitute “Cause” hereunder.
(b)     If this Agreement is terminated by Sema4, then this Agreement and all rights, duties, and obligations of the parties shall terminate on the termination date, subject to Section 21 below and the Statement of Work. The Consultant shall continue to provide the Services pursuant to the Agreement, as well as any transition services reasonably requested by Sema4 during the notice period. Sema4 shall pay Consultant any unpaid and undisputed fees for Services rendered prior to the termination date in accordance with the terms of this Agreement.
18.Termination of Agreement by Consultant. Subject to Section 21 below, Consultant may terminate this Agreement at any time upon thirty (30) days written notice in the event of Sema4’s material breach of this Agreement, subject to Sema4’s right to cure within thirty (30) days of notice of any breach, or the filing for bankruptcy protection by Sema4.
19.Indemnification. Consultant shall indemnify, defend, and hold harmless Sema4 and its employees, officers, trustees, and representatives from and against any damages, losses, liabilities, judgments, costs, and expenses, including attorney’s fees, arising out of any claim that any Services, Deliverable, or Work Product violates any third party intellectual property rights.
20.Insurance. Consultant shall, at his own expense, maintain insurance coverage sufficient to cover his performance hereunder.
21.Survival. Termination of this Agreement will not affect the rights and obligations of the Parties accrued prior to termination hereof. The provisions of Sections 5, 6(c), 7-14, 16, 19, and 21-24 hereof shall survive termination of this Agreement.
22.Headings. The headings set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement in any respect and shall not in any way affect the substance of the provision contained in this Agreement.
23.Severability. The invalidity of all or any part of any provision of this Agreement shall not invalidate the remainder of this Agreement or the remainder of any section that can be given effect without such invalid provision.
24.Complete Understanding. This Agreement constitutes the sole and entire agreement between Consultant and Sema4 with respect to the Services and supersedes all prior agreements, arrangements and understandings with respect thereto. If the terms of any of the exhibits hereto conflict with the terms of this Agreement, then the terms of this Agreement will prevail.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the Effective Date.

SEMA4 OPCO, INC. By: /s/ Katherine Stueland Name: Katherine Stueland Title: CEO	ISAAC RO By: /s/ Isaac Ro

EXHIBIT A
Statement of Work
Consultant’s responsibilities: Provide investor and market consultation to Sema4’s CEO, and perform such other services that are reasonably requested by the CEO.
Compensation:
1.For the Services and Deliverables provided during the Term and accepted under the Agreement, the Consultant shall be entitled to the continued vesting of the Consultant’s outstanding equity-based incentive compensation awards set forth in Table 1 below (the “Continued Vesting”), subject to the continuation of the Term through the applicable vesting date set forth in Table 1.
2.Subject to (i) Consultant providing the Services through the End Date, (ii) Consultant’s execution and delivery of the Reaffirmation of Release set forth in Exhibit C to the Agreement (the “Reaffirmation”) to Sema4 within the 21-day following the End Date, and (iii) the Reaffirmation becoming effective in accordance with its terms without Consultant having revoked the Reaffirmation, Consultant shall be entitled to the accelerated vesting of the Consultant’s outstanding equity-based incentive compensation awards set forth in Table 2 below (the “Accelerated Vesting”).
3.For clarity, Consultant shall not be entitled to any cash fees for the Services performed by Consultant under the terms of this Statement of Work.
4.In the event that the Sema4 terminates the Agreement prior to the End Date without Cause pursuant to Section 17(a) of the Agreement, or Consultant terminates the Agreement on account of Sema4’s material breach of the Agreement pursuant to Section 18 of the Agreement, Consultant shall be entitled to accelerated vesting of the Consultant’s outstanding equity-based incentive compensation awards that would have vested pursuant to the Continued Vesting and the Accelerated Vesting, subject to (i) Consultant’s execution and delivery of the Reaffirmation to Sema4 within the 21-day period following such termination, and (ii) the Reaffirmation becoming effective in accordance with its terms without Consultant having revoked the Reaffirmation. For clarity, if Sema4 terminates this Agreement for Cause, Consultant shall not be entitled to any Continued Vesting or the Accelerated Vesting.

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Table 1
Continued Vesting

Award Type	Grant Date	Per Share Exercise Price	Number of Shares	Vesting Date
RSU	4/1/22	-	7,396	10/1/22
			7,396	1/1/23
	10/1/21	-	62,500	11/8/22
			62,500	2/8/23
Stock Option	4/1/22	$3.05	12,841	10/1/22
			12,841	1/1/23
	10/1/21	$7.62	36,169	2/8/23
			36,169	11/8/22
Earn-Out RSU	12/9/21	-	141,695	11/8/22
			141,695	2/8/23

Table 2
Accelerated Vesting

Award Type	Grant Date	Per Share Exercise Price	Number of Shares
RSU	4/1/22	-	14,792
	10/1/21	-	125,000
Stock Option	4/1/22	$3.05	25,682
	10/1/21	$7.62	72,338

SIGNATURE PAGE FOLLOWS

This Statement of Work accepted and agreed to:

SEMA4 OPCO, INC. By: /s/ Katherine Stueland Name: Katherine Stueland Title: CEO	ISAAC RO By: /s/ Isaac Ro

EXHIBIT B

Confidential Separation Agreement and General Release

This Confidential Separation Agreement and General Release (“Agreement”) is made by and between Sema4 OpCo, Inc. (“Employer”) and Isaac Ro (“Employee”). This Agreement may not be cited as an admission by Employer of any wrongdoing or violation of any law or regulation.

WHEREAS, Employee entered into an Employment Agreement on or about July 22, 2021 (“Employment Agreement”); and
WHEREAS, pursuant to Paragraph 5(B)(iv) of the Employment Agreement, Employee’s employment can be terminated without cause upon sixty (60) days’ notice; and
WHEREAS, Employee was given notice on June 10, 2022 of the termination of his employment; and
WHEREAS, pursuant to Paragraphs 5(D) and (F) of the Employment Agreement, upon termination of his employment without cause Employee is entitled to certain severance benefits subject to certain conditions, specifically (i) the execution of a release in a form prescribed by the Employer, which release must have become effective and the revocation period expired without the Employee having revoked the release; (ii) Employee’s compliance with Sections 9 and 12 of the Employment Agreement and the Proprietary Information and Inventions Agreement entered into by the Employee and the Employer on or about July 7, 2021 (the “PIIA”); and (iii) applicable federal, state and local withholdings for taxes; and
WHEREAS, pursuant to Paragraph 5(D)(ii) of the Employment Agreement, upon termination of his employment without cause Employee is entitled to continue to participate in Employer’s health benefit plans in accordance with the terms of Paragraph 5(D)(ii); and
WHEREAS, Employer and Employee are entering into a Consulting Agreement regarding Employee’s continued provision of consultation to Employer for the six month period beginning on August 10, 2021 (the “Consulting Agreement”).
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the receipt and adequacy of which are hereby acknowledged by the parties, it is agreed as follows:
1.Termination Date: Employee’s last effective day of employment as Employer’s Chief Financial Officer will be August 9, 2022 (the “Termination Date”), and Employee shall be paid all accrued wages due through the Termination Date, whether or not Employee signs this Agreement. Employee’s coverage as an active employee under the Employer’s medical, prescription, dental and vison benefit plans will terminate as of August 31, 2022, subject to the continuation benefits described in Paragraph 2.
2.Severance Payment and Health Benefit Coverage: Provided that Employee executes this Agreement and does not revoke it within the period specified in Paragraph 12 below, and further provided that Employee complies with the terms of this Agreement, then, in consideration of Employee’s obligations set forth in this Agreement:
(a)Employer shall pay Employee, as severance pay, for nine (9) months at Employee’s current base salary, less all required deductions and withholdings, in accordance with Employer’s regular payroll practices (the “Severance Payment”), starting on the 60th day after the Termination Date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay; and
(b)Provided that Employee is then eligible for and timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Employer shall directly pay, or reimburse Employee for, the monthly COBRA premiums to continue the Employee’s coverage (including coverage for eligible dependents, if applicable) through the period starting on the Termination Date and ending on the earliest to occur of (a) twelve (12) months following the Termination Date; (b) the date Employee becomes eligible for group health insurance through a new employer; or (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Employee must immediately notify Employer of such event.
3.Adequacy of Consideration: Employee acknowledges that the consideration described in Paragraph 2 of this Agreement is not mandated by any Employer policy or by any law, and that the contractual obligation to pay the severance described in Paragraph 2 of this Agreement is expressly conditioned on Employee’s execution of a release in a form prescribed by the Company. Employee further acknowledges that Employee is not otherwise entitled to receive the consideration referenced in Paragraph 2 absent Employee’s execution of this Agreement.
4.Covenant Not to Sue: Employee hereby represents that Employee has not filed any complaint, charge, or claim against the Employer or any of its current or former affiliated entities, including but not limited to Sema4 Holdings Corp., their parents, affiliates, employee benefit and/or pension funds, successors and assigns, and/or any of their current or past directors, officers, shareholders, contractors, employees, agents, attorneys, their respective successors or assigns, as well as any third party for whom Employee provides services on Employer’s behalf (collectively referred to as “Releasees”) with any court or agency. Subject to the provisions of Paragraph 5(b), pursuant to and as a part of Employee’s complete, total and irrevocable release and discharge of Releasees, Employee agrees, to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against Releasees or any of them with respect to any matter arising on or before the date on which the Employee signs this Agreement which has been released herein.
5.General Release:
(a)As a material inducement to Employer to enter into this Agreement and to provide Employee with the payment and benefits herein, and in consideration of Employer’s obligations set forth in this Agreement (including but not limited to providing Employee the

Severance Payment described in Paragraph 2 above), Employee, on behalf of Employee and Employee’s heirs, executors, administrators, successors and assign, hereby voluntarily, knowingly and willingly forever releases and discharges the Releasees from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, known or unknown, that Employee ever had, now has, or may have against any of the Releasees by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter from the beginning of time up to and including the date on which Employee signs this Agreement. Without limiting the foregoing, this Agreement is intended to, and shall release, Releasees from any and all claims arising at any time up to and including the date on which Employee signs this Agreement, whether known or unknown, which Employee ever had, now has, or may have against Releasees arising out of or relating to Employee’s employment and/or separation from that employment, whether arising under federal, state, or local constitution, law, regulation, or ordinance, including, but not limited to: (i) any and all claims under Title VII of the Civil Rights Act of 1866 and 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”); the Americans With Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974 (except for vested benefits which are not affected by this agreement); the National Labor Relations Act (“NLRA”); the Older Workers Benefit Protection Act of 1990 (“OWBPA”); the Equal Pay Act; the Federal False Claims Act; the Worker Adjustment Retraining and Notification (“WARN”) Act and any state WARN statutes; the Genetic Information Non-Discrimination Act; the Family and Medical Leave Act (“FMLA”); each as amended; and (ii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of Employee’s employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), negligence, fraud, negligent misrepresentation, promissory estoppel, detrimental reliance, defamation, tortious interference with contractual relations, tortuous interference with prospective contractual relations; any tort; any claim for equitable relief or recovery of attorneys’ fees or punitive, compensatory, or other damages or monies, including severance benefits (except as expressly provided herein); or wrongful discharge, emotional distress, breach of the covenant of good faith and fair dealing, violation of public policy, sexual harassment, constructive termination, retaliation and discrimination based upon age, race, color, sex, gender identity, sexual orientation, marital status, religion, national origin, ancestry, handicap, disability, genetics, or retaliation or any other factor protected by law.
(b)Notwithstanding any other provision of this Agreement, nothing contained herein is intended to prohibit or restrict Employee in any way from: (i) making any disclosure of information required by law or requested by any regulatory agency; (ii) exercising Employee’s rights under the OWBPA to challenge the validity of Employee’s waiver of claims arising under the ADEA as set forth in subparagraph (a), above; (iii) pursuing claims which by law cannot be waived or subject to a general release of this kind, such as claims for unemployment or workers’

compensation benefits; (iv) bringing appropriate proceedings to enforce this Agreement; or (v) providing information to, filing a charge with, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal or state agency, including, without limitation, the Equal Employment Opportunity Commission (“EEOC”) or any state equivalent agency; the Securities and Exchange Commission; the Department of Justice; the Congress; any agency Inspector General; or the Employer’s legal, compliance or human resources officers. However, to the fullest extent permitted by applicable law, Employee hereby waives any right to recover any monetary damages in connection with a charge or proceeding brought by Employee or through any action brought by a third party with the EEOC or any state equivalent agency with respect to the claims released and waived in this Agreement. Employee acknowledges that as of the date Employee signs this Agreement, Employee has not filed or caused to be filed any lawsuits, claims, complaints, actions, proceedings or arbitrations in any form or forum against any of the Releasees.
6.Representations and Company Property:
(a)Employee represents that Employee has returned, or agrees to return, to Employer all property belonging to Employer and/or the Releasees, including but not limited to all equipment, documents, materials, records or other items in Employee’s possession or control belonging to Employer and/or the Releasees or containing any proprietary information relating to Employer and/or the Releasees, and that Employee has not (or will not) retain any copies of such items. Employee further represents that Employee has surrendered, or agrees to surrender, to Employer any smartphone, iPad, laptop, keys, card access to and within Employer’s buildings, employee materials, computer user name and password, disks and/or voicemail code. Employee further acknowledges and agrees that Employer shall have no obligation to pay or provide the Separation Payment until Employee has satisfied all of the obligations pursuant to this Paragraph 6.
(b)Without limiting the foregoing, Employee further represents that Employee has assisted or will assist with the transfer of any passwords, credentials, or other information necessary for the use of any of Employer’s computing, software, or other systems or programs.
(c)Employee acknowledges that Employee has reported all hours worked as of the date of this Agreement and has been paid for all such hours, and that Employee is not owed any wages, commissions, bonuses, sick pay, personal leave pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.
(d)Employee acknowledges that, following termination, Employee’s equity grant(s) will be subject to and handled in accordance with the terms of the individual grant agreements and the relevant plans, as may be modified by the Consulting Agreement.
(e)Employee acknowledges and represents that Employee has not suffered any discrimination or harassment by Employer, or any employee, agent or representative of the Employer, on account of Employee’s race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. Employee further acknowledges and represents that Employee has not been denied any leave, benefits or rights to which Employee may have been entitled under the FMLA or any other federal or state law, and that Employee has not suffered any job-related wrongs or injuries for which Employee might still be entitled to compensation or relief.
7.Non-Disclosure:
(a)Subject to Employee’s rights pursuant to Paragraph 5(b), above, Employee represents and warrants that Employee has not heretofore disclosed and agrees that Employee will not disclose without the express written consent of Employer any information concerning the terms of this Agreement or the negotiations leading up to this Agreement to any person or entity (subject to the limitations set forth in subparagraph (b) below), including to any past or present employee of Employer. The Parties acknowledge that this representation and warranty constitute a material inducement to Employer to enter into this Agreement.
(b)Notwithstanding the foregoing, Employee shall not be prohibited from making disclosure of the matters referred to herein to Employee’s attorneys, financial advisors, the IRS or other taxing authorities, or Employee’s immediate family (spouse, children, siblings, parents), or as required by law, or in response to an inquiry from any judicial, governmental, regulatory or self-regulatory agency or organization. If Employee does make disclosure of any of the matters referred to herein to Employee’s immediate family or attorney or financial advisors, Employee will advise them that they must not make any disclosure of any such matters and any disclosure of any such information by any such person or entity shall be deemed to be a disclosure by Employee in breach of this Agreement.
8.Compliance: Employee represents and warrants that Employee is not aware of any compliance issues or concerns other than those brought forward and shared during an exit interview or with Employee’s current manager or otherwise shared with senior compliance staff during the course of Employee’s employment.
9.Non-Disparagement; Cooperation:
(a)Subject to Employee’s rights pursuant to Paragraph 5(b), above, Employee agrees not to make any disparaging remarks or send any disparaging communications, written or oral, directly or indirectly, concerning Employer or the business or management of Employer, or any Releasees, with the intention of damaging the reputation of Employer or the personal or business reputations of any Release, or with the intention of interfering with, impairing, or disrupting the normal operations of Employer. Nothing in this Agreement will be construed to prohibit Employee from engaging in protected concerted activity under the NLRA, if applicable.
(b)Employer agrees to refrain from issuing, authorizing, ratifying, or condoning written or oral disparaging remarks or communications to any person or entity with whom Employee has had or has a business or prospective business relationship. Furthermore, should it come to the Employer’s attention that any officer, director, employee, agent or other Employer-related personnel has or is in the process of disparaging you, Employer will take appropriate, prompt and immediate action to ensure said disparagement does not take place and/

or ceases. Nothing contained herein shall prevent any party from responding accurately and fully to any question, inquiry or request for information when required by legal process, or prevent Employer from reporting or disclosing information regarding its historical performance.
(c)Employee agrees that Employee will provide assistance and cooperation as needed from time to time, including but not limited to locating or obtaining information and documents concerning the Employer or the Releasees (past or present) about which Employee is knowledgeable. Employee further agrees to assist and cooperate with the Employer in connection with the defense or prosecution of any claim that may be made against or by Employer and/or involving the Releasees or in connection with any ongoing or future audit, investigation or dispute or claim of any kind involving Employer or the Releasees, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency.
10.Successors and Assigns: This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors and assigns.
11.Severability: Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the court (or other tribunal) interpreting or construing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document, it being agreed that all parties (by their respective attorneys) have participated in the preparation of all provisions of this Agreement. If any provision of this Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, scope, activity or subject, Employee and Employer hereby consent and agree that such court of competent jurisdiction shall modify and/or reform any such provision so as to be enforceable to the fullest and maximum extent compatible with applicable law. Further, if any provision of this Agreement is held by a Court to be unenforceable and incapable of being modified and/or reformed, the remaining provisions shall remain in force and in effect to the maximum extent permissible by law.
12.Review and Revocation Rights; Knowing and Voluntary Waiver: Employee understands and acknowledges that:
(a)Employee has been given twenty-one (21) days within which to review this Agreement, including without limitation the Release set forth in Paragraph 5 hereof (the “Review Period”), although Employee may sign and return the Agreement sooner should Employee so desire;
(b)Employee has been advised by Employer that, if Employee signs and returns this Agreement during the Review Period, Employee has the right to revoke this Agreement in writing for a period of seven (7) days after signing the Agreement by notifying in writing, or having Employee’s counsel notify in writing, Sema4 OpCo, Inc., 333 Ludlow St, Stamford, CT 06902, Attn: General Counsel, within those seven (7) days (the “Revocation Period”);

(c)If Employee signs the Agreement, and does not revoke the Agreement during the Revocation Period, this Agreement shall become effective on the later of the Termination Date and the eighth (8th) day following Employee’s execution and delivery of this Agreement to Employer (the “Effective Date”);
(d)Employer has advised Employee to consult with counsel of Employee’s choosing prior to signing this Agreement. Employee understands and agrees that Employee has the right and has been given the opportunity to consult with counsel should Employee so desire;
(e)Employee is signing this Agreement knowingly and voluntarily, with an understanding of each of its terms;
(f)Employee is not releasing claims that may arise from facts or events which occur after the date Employee signs this Agreement;
(g)In the event that Employee does not sign and return this Agreement to Employer during the Review Period, or in the event Employee revokes Employee’s consent to this Agreement during the Revocation Period: (a) this Agreement shall have no force or effect; and (b) Employee shall have no right to receive the Severance Payment set forth in Paragraph 2 above.
13.Governing Law/Jurisdiction/Venue: The parties agree that the Agreement will be governed by the laws of the State of Connecticut without regard to conflicts of law and that Employee will submit to the jurisdiction of the state and/or federal courts located within Connecticut for the resolution of any dispute that may arise hereunder.
14.Entire Agreement; No Extra-Contractual Representations: This Agreement is the complete understanding between the parties with respect to the subject matter herein, and supersedes all prior understandings, arrangements and agreements, whether verbal or written, between Employee and Employer; provided, however, that nothing herein shall impair Employee’s continuing contractual and common-law obligations to Employer including without limitation under (i) the PIIA; (ii) Paragraphs 5, 6, 9, 10, 12, 13 and 14 of the Employment Agreement, including without limitation the Restrictive Covenants set forth in Paragraph 9 of the Employment Agreement (the “Employment Agreement Restrictive Covenants”), and (iii) the Consulting Agreement, the terms of which are incorporated by reference into this Agreement as if fully set forth herein. For the avoidance of doubt, in the event Employee breaches or threatens to breach his continuing contractual obligations set forth in the PIIA and/or the Employment Agreement Restrictive Covenants, Employer shall be entitled to all remedies in accordance with the terms and conditions of such agreements which expressly survive the termination of Employee’s employment, and which are incorporated by reference into this Agreement as if fully set forth herein. Employee acknowledges that Employee is not relying on any representations or promises by any representative of Employer with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this written Agreement.
15.Amendments: No provision of this Agreement may be amended or modified unless the amendment or modification is agreed to in writing and signed by Employee and an authorized representative of Employer. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.
16.Counterparts; Facsimile or Electronic Execution and Delivery: This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. This Agreement may be executed or delivered either by original or facsimile, either of which will be equally valid and binding, and PDF signatures transmitted by email shall be equivalent to original signatures.

SIGNATURE PAGE FOLLOWS

Accepted and agreed by:
EMPLOYEE: Isaac Ro
_____________________    Date: _______________
EMPLOYER: Sema4 OpCo, Inc.
By: _____________________    Date: _______________
Karen White
Chief People Officer

EXHIBIT C
Reaffirmation of Release
By his signature below, Consultant hereby reaffirms (this “Reaffirmation”) the Confidential Separation Agreement and General Release (the “Release Agreement”) previously entered into between Consultant and Sema4 OpCo, Inc. (the “Corporation”), which Release Agreement incorporated herein by reference as if set forth fully herein. The intent of this Reaffirmation is to effectuate a complete release of all claims of whatever kind or nature, whether known or unknown, as described in the Release Agreement, while extending the timeframe of those releases to and including the date of Consultant’s signature below.
In reaffirming the Release Agreement, Covenant covenants and agrees that he will not bring any action against the Corporation, including without limitation, its predecessors, successors, affiliated entities, directors, shareholders, investors, agents, attorneys, directors, officers, employees and assigns as a consequence of any matter from the beginning of time to and including the date of his signature below.
Consultant further understands and acknowledges that the complete release of all matters described in this Reaffirmation includes, but is not limited to, all of the types of claims described in the Release Agreement.
Consultant also understands and acknowledges that the twenty-one (21) days to review and to consult with counsel of his choosing described in the Release Agreement, and the seven (7) day revocation period described in the Release Agreement apply equally to this Reaffirmation. Consultant further understands and acknowledges that the complete release of all matters described in this Reaffirmation includes, without limitation, the release of age discrimination claims pursuant to the Age Discrimination in Employment Act, as modified by the Older Workers Benefit Protection Act and all applicable similar state and federal laws and ordinances.
Consultant is executing this Reaffirmation pursuant to his agreement in the Consulting Agreement entered into between Consultant and the Corporation dated as of June 14, 2022, in exchange for the consideration described therein.
Accepted and Agreed:
Isaac Ro
By: _________________________________